FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

Sun Communities, Inc. Announces $350.0 Million Senior Secured Revolving Credit Facility

Southfield, MI, May 17, 2013 - Sun Communities, Inc. (NYSE: SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates manufactured housing and recreational vehicle communities, today announced that it has entered into a senior secured revolving credit facility in the amount of $350.0 million (the “Facility”) which has a built in accordion allowing up to $250.0 million in additional borrowings. The Facility has a four-year term with an option to extend for one additional year and bears interest at a floating rate based on Eurodollar plus a margin that is determined based on the Company's leverage ratio calculated in accordance with the Facility, which can range from 1.65% to 2.90%. Based on the Company's current leverage ratio, the margin will be 1.65%.The Facility replaces the Company's $150.0 million revolving line of credit which was scheduled to mature on October 1, 2014. The Facility is secured primarily by a first priority lien on all of the Company's equity interests in each entity that directly or indirectly owns all or a portion of the properties constituting the borrowing base and collateral assignments of the Company's senior and junior debt positions in certain borrowing base properties.

At the time of the closing, there were no borrowings under the Facility, excluding the $4.0 million of letters of credit issued in the normal course of the Company's business.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 184 communities comprising approximately 67,700 developed sites.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in our 2012 Annual Report, and the Company's other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.

For more information about Sun Communities, Inc. visit our website at www.suncommunities.com